Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board
QIAGEN N.V.:

We consent to the incorporation by reference in the registration statement (No. 333‑162052) on Form F-3 and the registration statements (Nos. 333-178035, 333-127393, 333-145171, 333-203220, and 333-217742) on Form S-8 of QIAGEN N.V. of our reports dated March 4, 2021, with respect to the consolidated balance sheets of QIAGEN N.V. as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule as listed in Item 18 (A) (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 20‑F of QIAGEN N.V.
Our report on the consolidated financial statements refers to a change in the method of accounting for expected credit losses on financial instruments and other commitments upon the adoption of Accounting Standards Codification Topic 326 – Measurement of Credit Losses on Financial Instruments, in 2020 and a change in the method for accounting for leases upon the adoption of Accounting Standards Codification Topic 842 – Leases, in 2019.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Düsseldorf, Germany
March 4, 2021